Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

June 19, 2020

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, Nevada 89134

Ladies and Gentlemen:

We have acted as counsel to Cannae Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 1,650,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) pursuant to the underwriters’ option to purchase additional shares of Common Stock.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company incorporated by reference as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed November 20, 2017; (ii) the Amended and Restated Bylaws of the Company incorporated by reference as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed November 20, 2017; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-235303) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); (iv) the prospectus, dated November 27, 2019, contained within the Registration Statement (the “Base Prospectus”); (v) the preliminary prospectus supplement related to the Shares, dated June 10, 2020; (vi) the prospectus supplement related to the Shares, dated June 10, 2020 (the “Prospectus Supplement”); (vii) the form of Common Stock Certificate of the Company; (viii) the Underwriting Agreement related to the Shares, dated as of June 10, 2020 (the “Agreement”), between the Company and BofA Securities, Inc., as representative (the “Representative”) of the underwriters named in Schedule 1 to the Agreement; (ix) the notice from the Representative, dated June 17, 2020, exercising the option to purchase the Shares pursuant to Section 2(b) of the Agreement; and (x) such corporate agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the (“Prospectus”).

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

June 19, 2020 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP